                                                                     Exhibit 21

                             LIST OF SUBSIDIARIES

The following table sets forth certain information with respect to the principal significant subsidiaries of the Registrant. All of the voting securities of each subsidiary are owned by the Registrant (or a wholly owned subsidiary of the Registrant) and its financial statements are included in the consolidated financial statements of the Registrant.

                                                      Jurisdiction of
Name                                                  Incorporation
----                                                  ----------------
Acieries de Ploermel                                  France
Brenco, Incorporated                                  Virginia
Chrome Crankshaft Co.                                 Delaware
Chrome Crankshaft Company of Illinois                 Illinois
Consolidated Metco, Inc.                              Delaware
Dynamic Corporation                                   Indiana
Eisenbahntechnik Halberstadt GmbH                     Germany
Karl Georg Bahntechnik GmbH                           Germany
Keystone Industries, Inc.                             Delaware
KG Ringfeder Bahntechnik GmbH                         Germany
Means Industries, Inc.                                Michigan
Means Technology Corporation                          Cayman Islands
Quality Bearing Service of Arkansas, Inc.             Virginia
Quality Bearing Service of Kentucky, Inc.             Virginia
Quality Bearing Service of Nevada, Inc.               Virginia
Quality Bearing Service of Virginia, Inc.             Virginia
Prime Manufacturing Corporation                       Delaware
Unit Rail Anchor Company, Inc.                        Delaware
Varlen Instruments Inc.                               Delaware
Walter Herzog GmbH                                    Germany
Wakomp s.r.o.                                         Czech Republic